EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

CardioDynamics International Corporation:

We consent to incorporation by reference in registration statements Nos. 333-40969, 333-38920, 333-38922 and 333-70902 on Form S-8 and Nos. 333-31275, 333-65331, 333-69669, 333-69663, 333-69659, 333-86475, 333-88311, 333-88307, 333-88309, 333-31702, 333-44226, 333-66396, 333-69456, 333-69458, 333-70916 and 333-104236 on Form S-3 of CardioDynamics International Corporation of our report dated April 17, 2003, relating to the balance sheet of the Vermed Division of Vermont Medical, Inc as of March 1, 2003, and the related statements of income, and cash flows for the one-year period ended March 1, 2003, which report appears in the Current Report on Form 8-K/A of CardioDynamics International Corporation dated June 4, 2004.

/s/ Pieciak & Company, P.C.

Brattleboro, Vermont

June 4, 2004